UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Online Resources Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Attached is the transcript from an interview of Matthew P. Lawlor as part of the Nasdaq CEO Signature Series webcast on April 15, 2009. The transcript has been edited to correct erroneous transcriptions and garbled statements.

NASDAQ Signature Series Interview

Interviewer:	Greg Clarkin

Interviewee:	Matthew P. Lawlor Chairman & CEO Online Resources Corporation

April 15, 2009

Greg:
Online Resources Corporation is a financial technology services company serving thousands of financial institutions, billers, and credit service providers. Welcome to today’s CEO Signature Series, I’m Greg Clarkin. With more than 10 million billable end-users and processing approximately $100 billion in bill payments a year, Online Resources is one of the fastest growing companies in the country. The company’s ticker symbol is ORCC, it’s based in Virginia, and its CEO is Matt Lawlor and he joins us now. Matt, welcome, thanks for taking the time today.

Matt:	Thank you for having me, Greg.

Greg:	You know for a layman’s terms, break it down to us, what does Online Resources do, what do they offer?

Matt:
We’re an outsourcer for banks, thrifts, credit unions, and billers for their web-based financial services. So we work for these firms, but you’d never know we exist. Consumers will actually log into the web or even call to their biller, such as a utility or a telecom provider, or indeed, banks. Sixty percent of our business is with banks. And we present the bank’s or the biller’s data, such as an invoice or an account statement, and then we go and get the bills paid. So we’re behind the scenes, we’re the infrastructure, and the consumers think they’re dealing with their bank or biller, but it’s really our firm.

Greg:
So you’re really at that intersection where the consumer meets their financial institution. As a CEO, what do you see in terms of the economy right now? Do you see any data points, anything that gives you a sense as to where we are in this economic decline?

Matt:
Well, I hate to say it, but it doesn’t look like a pretty picture from our vantage point. We’ve seen clearly that bill payments are down on our web-based collection service. This is where consumers can log into the website of a credit card issuer or a biller and work out their delinquent payments. It’s good for the consumer, good for our client. It’s a much more efficient way of dealing with problems. The need for that technology is booming. On the flip side, it’s a great opportunity for billers and banks to differentiate themselves and actually serve consumers.

Greg:	Yeah, and how so?

Matt:
Well, I started Online Resources 20 years ago and it was in the middle of a recession just like now. Recessions, downtimes while they’re challenging for us all, create opportunities. So a bank today can deliver more services efficiently than through say a branch. Or a biller, instead of encouraging its consumers to pay bills through paper, can encourage its consumers to pay bills electronically. All are more cost efficient. The web channel is also a very efficient way to sell more services. So banks and billers can get closer to their customers and deepen the relationships.

Greg:	Give us an overview of the industry. What is the penetration rate for users and what type of growth are you expecting?

Matt:
Well, we serve three major markets. We serve community banks and credit unions. We serve big banks and we serve some of the largest, among the top 50 banks. We’re about 30 percent penetrated into those banks. And we serve billers. And each market has different needs. In the community bank market, instead of them providing their own service, they will outsource everything to Online Resources, including the web, we have a call center, we do all the consumer marketing. It’s a one-stop solution. For the big banks it’s much more of a best-of-breed solution where we’re an outsourcer for just a portion of their services, such as bills. The billers, there we will present the bill and get the bill paid efficiently for the biller and we least cost route those payments so that it minimizes the cost to the consumer, as well as the biller.

Greg:	So is a big chunk of the growth possible with the banks, once they get with you, do they like to stay with you, you get deeper into their business? Is that how it works?

Matt:
Yes, to follow-up on your question, the typical community bank has got 40 percent of their customers now doing online services, 40 to 50 percent, and about a third of those pay their bills efficiently, electronically through services such as ours. So we’re helping those community banks drive adoption with our marketing programs and most predictions from industry analysis is that in the future, almost 50 percent to 60 percent of consumers will be paying their bills electronically. And the same is true on the commercial side of our business. This is the way consumers are going. We help our clients drive adoption and to the extent that we can get their customers dealing in an efficient way through the web with our billers and our banks, they win, we win, and the consumer wins.

Greg:
All right, the industry itself has gotten a lot of attention recently. There’s been a major deal with a competitor being bought. I mean is that where you see more consolidation? Is that going to increase the M&A activity?

Matt:	Well, I don’t know of a growth industry that doesn’t have consolidation going on. As an industry launches, as you get larger and more of a critical mass, there are efficiencies to be gained through scale. But our industry is, really, it’s very dynamic right now and transforming. The bigger issue in our industry is convergence, as opposed to consolidation. By convergence I mean payments companies, such as big payments processors, such as Visa and MasterCard, TSYS, Western Union, they’re more interested in banking type services and working, and getting endpoints with banks. So, too, banking core processors where there was a big merger, they’re more interested in getting endpoints with billers. So businesses that have had very siloed domains are now crossing into other domains, so it’s a convergence across different domains as opposed to consolidation, which is, I think, a much bigger trend.

Greg:	It does seem like an industry that’s gained a lot of attention. I mean there’s talk on Wall Street of IBM, of Intuit being interested. What does that industry offer to big companies like that?

Matt:
Well, they’re looking to combine information and transactions. This is where the world is going and the world is also going in a networked way, where processing is done in a cloud, so to speak. And for all these companies, the financial services industry is an enormously attractive one. It’s got an insatiable appetite for technology. Ironically, while many of our clients are dealing with a struggling economy, our business is doing really well. More than ever our clients, our billers and our banks need online technology because of its efficiency and ability to bond that relationship with the consumer by selling more products down the channel much more efficiently than through traditional means.

Greg:
You know, Matt, that leads me right into my next question. Just days ago, I think it was, you announced a deal with KeyBank Global Treasury Management. Tell us specifically about that deal, what it gives you, what it does for KeyBank.

Matt:
Well, what we have is the technology and the know-how. We have a payments gateway, a network that’s unique and we can grab money from banks and get them to billers efficiently and the other way around. What we look for in a lot of our deals is partnerships and distribution. So KeyBank has got a lot of relationship with businesses and consumers and in that specific deal we’re looking for Key Bank to rebrand our services, combine it with theirs, and get it out more broadly and efficiently than we could do it ourselves.

Greg:	Something Wall Street is always interested in, any more deals in the pipeline?

Matt:	Oh, our business is really strong right now and you’ll see a lot more coming out along Online Resources in the future.

Greg:	Were you happy with the way the first quarter shaped up for you? It sounds like things were pretty good.

Matt:
Well, I don’t want to go to jail, Greg, and I’m not going to talk about the first quarter. Fourth quarter we had a big increase in our cash position, we’re stronger than ever and really encouraged about this coming year.

Greg:
Let’s touch on another topic that’s big news for your company. Recently you found yourself the target of an activist shareholder, Tennenbaum Capital Partners. They want to nominate three candidates for your board. How do you respond to that?

Matt:
Well, we’re responding that we think our board candidates are better. We respect where Tennenbaum is coming from. They are a large shareholder of Online Resources. They already serve on our board and there’s a bit of a conflict of interest, in our judgment, but my job as the Chairman and CEO is to respect their interests as well as our interests. In the final analysis, we think the existing board candidates that we have up for reelection are the stronger for shareholders, all shareholders, not just Tennenbaum, not just Matt Lawlor — I’m a big shareholder as well — but for all shareholders.

Greg:	Matt, you’ve been in the business a long time, you said 20 some odd years. You founded a company in a recession. Biggest change you’ve seen and biggest reason for optimism looking forward.

Matt:
The economy and business and the pace of life is faster than ever. I’m a natural optimist. I always find the silver lining in any challenge. I admit to being that way. I’m built that way. But there’s great opportunity right now for innovation with new products. This is what’s going to get us out of the recession. So I feel better than ever about where the company is, and the good news is things are happening much faster. Firms dealt with the challenges of last fall pretty quickly. There wasn’t a lot of inventory, it’s tight, there’s a lot of money on the sidelines. So while it’s very painful for consumers and a lot of our clients right now, I hope we get it over with quickly and move on to higher plateaus of growth.

Greg:	Matt, on that note, let’s leave it there. Thanks very much for joining us this morning.

Matt:	Well, I enjoyed being here. Thank you for having me, Greg.

Greg:	And we have been speaking with Matt Lawlor, he’s the CEO of Online Resources. Thank you for joining us on today’s CEO Signature Series. I’m Greg Clarkin.
END